Exhibit 99.1

Mersana Therapeutics Announces First Quarter 2018 Financial Results and Provides Business Updates

Phase 1 Dose Escalation Trials Progressing for Lead Programs XMT-1522 and XMT-1536

Presented Data of Dolaflexin® Platform Unique DolaLock Technology and XMT-1522 Synergy with a Checkpoint Inhibitor at AACR 2018

CAMBRIDGE, Mass., May 14, 2018 — Mersana Therapeutics, Inc. (NASDAQ:MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody drug conjugates (ADCs) based on its Dolaflexin® and other proprietary platforms, today reported financial results and a business update for the first quarter ended March 31, 2018.

“During the quarter, we continued to execute our clinical development plans for our innovative ADC therapeutics,” said Anna Protopapas, President and CEO of Mersana Therapeutics. “Both of our lead product candidates are currently progressing through dose escalation, and we are excited to be presenting our first interim data for XMT-1522 at the upcoming ASCO 2018 medical meeting.”

Recent Highlights and Updates

Clinical Programs

•                  Continuing dose escalation in the ongoing Phase 1 study of XMT-1522. XMT-1522 is a Dolaflexin ADC targeting all types of HER2-expressing breast cancer, non-small cell lung cancer (NSCLC) and gastric cancer. Once MTD is established, enrollment will begin in the next portion of the trial, which will establish efficacy in distinct expansion cohorts. Mersana will present XMT-1522 early dose escalation data in June at the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting.

•                  Continuing dose escalation in the ongoing Phase 1 study of XMT-1536. XMT-1536 is a first-in-class Dolaflexin ADC targeting NaPi2b, which is broadly expressed in epithelial ovarian cancer and non-squamous NSCLC, as well as several other rare tumor types. XMT-1536 is progressing quickly through the dose escalation phase of the trial, and Mersana intends to present an update at a future medical meeting.

•                  Presented data on XMT-1522 synergy with a checkpoint inhibitor at the American Association for Cancer Research (AACR) Annual Meeting 2018. Mersana co-authored a study with its partner Takeda characterizing the ability of both XMT-1522 and the free AF-HPA payload to induce immunogenic cell death. In a novel syngeneic mouse model expressing HER2, XMT-1522 and Kadcyla were compared in combination with a checkpoint inhibitor.  The XMT-1522 combination showed significantly better anti-tumor efficacy than the Kadcyla combination, resulting in multiple complete responses.

Discovery & Platform Progress

•                  Presented a more in-depth characterization of the Dolaflexin platform DolaLock technology at the AACR Annual Meeting 2018. Mersana scientists demonstrated the intra-tumor cell conversion of the initial drug release product, AF-HPA, to AF. AF-HPA is a cell-permeable auristatin drug payload and has bystander-killing capabilities. This allows for the diffusion of the payload to adjacent tumor cells and enhances efficacy. AF-HPA converts to AF, which is non-cell permeable, highly potent and is not a substrate for drug efflux pumps. This unique design of the payload can result in improved efficacy and tolerability of Mersana’s ADC candidates by “locking” the payload into the tumor.

•                  Mersana continues to expand its patent portfolio.   U.S. Patent No. 9849191, entitled “Protein-Polymer-Drug Conjugates” was recently awarded.  This patent provides Mersana broad coverage for its Fleximer polymer-based Dolaflexin platform comprising its proprietary auristatin payload. Mersana currently has 14 issued US patents and 27 issued foreign patents across its platforms and programs.

Upcoming Events

•                  The Company will present its first interim clinical data for XMT-1522 at the upcoming American Society of Clinical Oncology (ASCO) 2018 medical meeting on June 4 in Chicago.

•                  The Company will give a corporate presentation at The Jefferies 2018 Global Healthcare Conference, which will take place from June 5-8 in New York City.

Financial Results

•                  Cash, cash equivalents and marketable securities as of March 31, 2018 were $108.0 million, compared to $88.5 million as of March 31, 2017. The Company expects that its cash, cash equivalents and marketable securities will enable it to fund its operating plan into the second half of 2019.

•                  Collaboration revenue for the first quarter 2018 was approximately $3.1 million, compared to $4.3 million for the same period in 2017, primarily due to reduction in efforts required to support collaboration activities.

•                  Research and development expenses for the first quarter 2018 were approximately $12.3 million, compared to $10.1 million for the same period in 2017, driven by increases in expenses supporting the Company’s two lead programs, including headcount, research expenses related to platform expansion, offset by a $1.5m milestone payment in 2017.

•                  General and administrative expenses for the first quarter 2018 were approximately $3.6 million, compared to $2.3 million for the same period in 2017, driven by headcount, and external costs incurred as Mersana scales as a public development stage company.

•                  Net loss for the first quarter 2018 was $12.4 million, or $0.54 per share, compared to a net loss of $8.1 million, or $6.02 per share, for the same period in 2017.  Weighted average common shares outstanding for the quarter ended March 31, 2018 were 22,816,521 and 1,388,475 for the quarter ended March 31, 2017.

•                  Additionally, resulting as part the adoption of the new revenue recognition guidance, an increase of $2.0 million in deferred revenue and accumulated deficit was recorded as of January 1, 2018.

Conference Call

Mersana Therapeutics will host a conference call and webcast today at 5:00 p.m. ET to report financial results for the first quarter 2018 and provide certain business updates. To access the call, please dial 877-303-9226 (domestic) or 409-981-0870 (international) and provide the Conference ID 7589367. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com.

About Dolaflexin

The Dolaflexin platform is designed to increase the efficacy, safety, and tolerability of ADCs by overcoming key limitations of existing technologies based on direct conjugation of a payload molecule to an antibody. Dolaflexin consists of Fleximer, a biodegradable, highly biocompatible, water soluble polymer, to which are attached multiple molecules of Mersana’s proprietary auristatin drug payload using a linker specifically optimized for use with Mersana’s polymer. The high water-solubility of the Fleximer polymer compensates for the low solubility of the payload, surrounding the payload and protecting it from aggregation and maintaining stability in circulation. Multiple molecules of this Dolaflexin polymer-drug conjugate can then be attached to an antibody of choice, which significantly increases the payload capacity of the resulting ADC. This approach differs from most other ADC technologies that conjugate the payload directly to the antibody. Using its Dolaflexin platform, Mersana has been able to generate ADCs with a very high Drug-to-Antibody Ratio (DAR), between 12 to 15, while maintaining desirable pharmacokinetics and drug-like properties in animal models. This represents a three to four-fold increase in DAR relative to traditional ADC approaches. The Dolaflexin platform also incorporates DolaLock technology, an engineered controlled bystander effect. AF-HPA, the initial auristatin drug release product, is freely cell permeable and has bystander-killing capabilities. Intra-tumor metabolism then facilitates the conversion of AF-HPA to AF, which is non-cell permeable, highly potent, and “locked” into the tumor. This enhancement improves both the efficacy and tolerability of Mersana’s ADC candidates.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to develop highly targeted drugs with increased tolerability and expanded opportunities to deliver meaningful clinical benefit to patients.  Mersana’s first product candidate XMT-1522 is in Phase 1 clinical trials in patients with advanced tumors expressing HER2, including breast cancer, non-small-cell-lung-cancer (NSCLC) and gastric cancer. Mersana’s second product candidate, XMT-1536, is in Phase 1 clinical trials in patients with tumors expressing NaPi2b, including ovarian cancer, NSCLC and other rare cancers. In addition, multiple partners are using Mersana’s platform to advance their ADC pipelines.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of federal securities laws.  These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available.  They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially. These risks are discussed in the Company’s SEC filings including, without limitation, the Company’s Annual Report on Form 10-K filed on March 28, 2018. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Mersana Therapeutics, Inc

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2018	December 31, 2017

Cash, cash equivalents and marketable securities	$107,959	$125,216

Working capital (1)	82,021	85,662

Total Assets	115,755	130,715

Total stockholders’ equity	56,547	69,994

(1) The Company defines working capital as current assets less current liabilities.  See the Company’s condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	March 31,	March 31,
	2018	2017

Collaboration revenue	$3,064	$4,290

Operating expenses:

Research and development	12,256	10,106

General and administrative	3,571	2,296

Total operating expenses	15,827	12,402

Other income	360	51

Net income (loss)	$(12,403)	$(8,061)

Net income (loss) per share attributable to common stockholders — basic and diluted	$(0.54)	$(6.02)

Weighted-average number of common shares used in net loss per share attributable to common stockholders — basic and diluted	22,816,521	1,338,475

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